            , 2017

Undiscovered Managers Funds

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan. In addition, the Funds may invest in one or more money market funds advised by the J.P. Morgan Investment Management Inc. or its affiliates (“affiliated money market funds”). The JPMorgan Service Providers as a Fund’s adviser, shareholder servicing agent and/or administrator hereby contractually agree to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on such Fund’s investment in such money market funds.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Distribution Services, Inc.

By:

Accepted by:

Undiscovered Managers Funds

By:

[1]	In calculating the interest expense on short sales for purposes of this exclusion, each Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
JPMorgan Realty Income Fund	Select	August 31	0.93%	, 2018
Undiscovered Managers Behavioral Value Fund	R3	August 31	1.30%	, 2018
	R4	August 31	1.05%	, 2018
	R5	August 31	0.90%	, 2018

2